Exhibit 99.2
NOTICE
TO: KLA-TENCOR EXECUTIVE OFFICERS AND BOARD MEMBERS
FROM: RICK WALLACE
RE: SARBANES-OXLEY BLACKOUT PERIOD
DATED: SEPTEMBER 28, 2006
As you may already know, the Company determined yesterday that its financial statements for one or more prior fiscal years will have to be restated as a result of improper accounting for option grants made to officers and employees. This determination has substantial implications for the Company’s various equity incentive programs and your ability to engage in transactions involving the Company’s common stock. You are currently under a Company-imposed black-out on your ability to trade in the Company’s common stock in open-market transactions, but as a result of the impact which the restatement decision will have upon certain employee stock programs, including the Company’s 401(k) Savings Plan, you will now also be subject to the restrictions of Section 306(a) of the Sarbanes-Oxley Act which prohibit you from purchasing selling, acquiring or transferring any equity securities of the Company, to the extent those securities were acquired in connection with your service as an executive officer or Board member.
Shares of the Company’s common stock can only be issued under the Company’s equity incentive programs pursuant to an effective registration statement under the federal securities laws. The Company currently has S-8 registration statements on file with the Securities and Exchange Commission (the “SEC”) covering the shares of common stock issuable under those programs. However, the S-8 registration statements incorporate historical financial statements for one or more fiscal years which are likely to be restated because of the improper accounting of employee stock options during those years. For that reason, participation in the various equity incentive programs covered by those S-8 registration statements must be suspended. The suspension period began at 9:00AM Pacific Time today, September 28, 2006, and will continue until 9:00 AM Pacific Time of the day immediately following the day on which the restated financial statements are filed with the SEC.
Your participation in the Company’s equity incentive plans will accordingly be affected as follows:
     401(k) Plan: During the suspension period, the executive officers will continue to be precluded from directing the investment of their 401(k) plan contributions into shares of the Company’s common stock or from moving their existing account balance under the plan into the Company common stock fund. However, all other participants in the 401(k) plan will now be subject to the same restrictions while the suspension period remains in effect. In addition, to the extent one or more executive officers may have their 401(k) account currently invested in the Company common stock fund, they will not be allowed during the suspension period to liquidate that investment and move it into another available investment fund.
     Stock Option Plans: No further exercises of outstanding options, including same-day exercise and sale transactions, can be effected during the suspension period.
     Employee Stock Purchase Plan: No further contributions can be made to the Employee Stock Purchase Plan during the suspension period. If you are currently a participant in the ESPP, you may request a refund of any contributions you have made to date for the current purchase period. However if you do withdraw those contributions, then you would immediately cease participation in the ESPP and could not rejoin the plan until the next scheduled entry date, at which time a new maximum purchase price would be set for you. Should you leave your existing contributions in the plan, then those contributions would be applied to the purchase of shares of the Company’s common stock at the end of the current purchase period, provided the S-8 registration statement is in effect at that time; otherwise, the purchase date will have to be deferred until the S-8 is reactivated. You would continue to have the right to request a refund of your existing contributions during the deferral period.
     Excess Profit Stock Plan: No allocations of the Company’s common stock may be made during the suspension period to the accounts of the executive officers who participate in this non-qualified deferred compensation plan.
As a result of the foregoing blackout period under the 401(k) Plan, executive officers and Board members will be prohibited pursuant to Section 306(a) of the Sarbanes-Oxley Act from purchasing, selling or otherwise acquiring any shares of the Company’s common stock or any derivative security tied to the value of the Company’s common stock (such as put or call options or pre-paid variable forward sale contracts) during the blackout period in effect under the 401(k) plan. The prohibition covers any acquisition of the Company’s common stock or derivative security in connection with the covered individual’s service or employment with the Company (e.g., an option grant, restricted stock unit award or Excess Profit Stock Plan allocation) or any sale of the Company’s common stock which the executive officer or Board member acquired in connection with his or her service in such capacity (e.g., through the exercise of stock options or the vesting of restricted stock or restricted stock units). However, the prohibition would not extend to any transactions effected pursuant to certain pre-existing Rule 10b5-1 plans.
Because of the complexity of the Sarbanes-Oxley prohibition, executive officers and Board members are strongly advised not to engage in any transactions involving the Company’s common stock or any derivative security tied to the value of the stock during the suspension period.

If you have any questions concerning the suspension period or the Sarbanes-Oxley prohibition on transactions involving the Company’s common stock or any related derivative security, please contact Larry Gross at the Company’s headquarters at 160 Rio Robles, San Jose, CA 95134 or by telephoning him at 408-875-3000.
The Company can provide no assurances as to when the necessary restatements will be completed and filed with the SEC, since completion of those restatements are not entirely within the Company’s control. However, the Company will notify you promptly when the S-8 registration statements are re-activated and the Sarbanes-Oxley blackout period ends.